UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


                  Filed by the Registrant |X|
                  Filed by a party other than the Registrant |_|

                  Check the appropriate box:

                  |_| Preliminary Proxy Statement
                  |_| Confidential, for Use of the Commission Only
                      (as permitted by Rule 14a-6(e)(2))
                  |X| Definitive Proxy Statement
                  |_| Definitive Additional Materials
                  |_| Soliciting Material Pursuant to ss. 240.14a-12

                   -------------------------------------------

                             JACO ELECTRONICS, INC.

                (Name of Registrant as Specified in Its Charter)

                    -------------------------------------------

Payment of Filing Fee (Check the appropriate box):

         |X|  No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

              (1) Title of each class of securities to which transaction applies: N/A (2) Aggregate number of securities to which transaction applies: N/A
              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
              (4) Proposed maximum aggregate value of transaction: N/A (5) Total fee paid: N/A

         |_| Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1) Amount Previously Paid:
              (2) Form, Schedule or Registration Statement No.: (3) Filing
              Party: (4) Date Filed:

                               JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788
                           --------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be Held on December 15, 2005

                            --------------------------


To the Shareholders of
                             JACO ELECTRONICS, INC.

         Please be advised that the annual meeting of shareholders (the "Annual Meeting") of Jaco Electronics, Inc., a New York corporation (the "Company"), will be held on December 15, 2005, at 9:30 a.m., local time, at the offices of the Company, 145 Oser Avenue, Hauppauge, New York 11788.

         The Annual Meeting will be held for the following purposes:

                  1. To elect seven Directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

                  2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on November 16, 2005 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

         YOUR VOTE IS IMPORTANT! PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                                 By Order of the Board of Directors,

                                 Joel H. Girsky,
Date: November 18, 2005          Chairman

                             JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Jaco Electronics, Inc., a New York corporation (the "Company"), of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") to be held on December 15, 2005, at 9:30 a.m., local time, at the offices of the Company, 145 Oser Avenue, Hauppauge, New York 11788, and any and all adjournments thereof.

         The solicitation will be by mail, and the cost of such solicitation, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and proxy statements to the beneficial owners of shares of the Company's common stock, $0.10 par value per share (the "Common Stock"), will be borne by the Company.

         The shares of Common Stock represented by each duly executed proxy received by the Board of Directors before the Annual Meeting will be voted at the Annual Meeting as specified in the proxy. With respect to Proposal 1, a shareholder may withhold authority to vote for all of the nominees for election to the Board of Directors by marking the appropriate box on the accompanying proxy card or may withhold authority to vote for an individual nominee by striking a line through such nominee's name in the appropriate space on the accompanying proxy card. The persons named in the enclosed proxy form will vote the shares for which they are appointed in accordance with the directions of the shareholders appointing them. In the absence of such directions, such shares will be voted FOR Proposal 1 and, in their best judgment, will be voted on any other matters as may come before the Annual Meeting. Shareholders who execute proxies nevertheless retain the right to revoke them at any time before they are voted by submitting new proxies bearing a later date, by submitting written revocations to the named proxies, or by attending the Annual Meeting and voting in person.

         The principal executive offices of the Company are located at 145 Oser Avenue, Hauppauge, New York 11788. The telephone number of the Company is (631) 273-5500. This Proxy Statement, the accompanying proxy card, and the 2005 Annual Report to Shareholders, are first being sent to shareholders on or about November 18, 2005 (the "Mailing Date").

                        VOTING SECURITIES AND RECORD DATE

         The Board of Directors has designated November 16, 2005 as the record date (the "Record Date") for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the total number of shares of Common Stock of the Company, outstanding and entitled to vote was 6,267,832 (excluding 659,900 shares of treasury stock). The holders of all outstanding shares of Common Stock are entitled to one vote for each share of Common Stock registered in their respective names on the books of the Company at the close of business on the Record Date. The presence in person or by proxy of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting will be necessary to constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each director in Proposal 1. All other matters submitted to a vote of the shareholders would require the affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting and entitled to vote for approval. Abstentions and "broker non-votes" are not counted as votes cast on any matter to which they relate, but will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. A broker non-vote occurs when a broker or other nominee has not received instructions from the beneficial owners or other persons entitled to vote shares with respect to a particular proposal as to which the broker or nominee does not have discretionary power.

         In case a quorum shall not be present at the Annual Meeting, a majority in interest of the shareholders entitled to vote at the Annual Meeting present, in person or by proxy, shall have the power to adjourn such Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until the requisite amount of shares of Common Stock entitled to vote shall be present. Proxy ballots are received and tabulated by the Company's transfer agent, American Stock Transfer and Trust Company, and certified by the inspector of election.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth the number and percentage of shares of Common Stock owned as of October 27, 2005 by (i) each director of the Company, (ii) each of the Company's executive officers, (iii) all persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the outstanding shares of Common Stock, and (iv) all of the Company's directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of Common Stock set forth opposite such person's name, except as otherwise indicated.

                                                     Aggregate Number
Name and Address of                                     of Shares             Percentage of Shares
Beneficial Owner(1)                                 Beneficially Owned         Beneficially Owned(2)
-------------------                                 ------------------         ---------------------

Joel H. Girsky                                             993,540 (3)                       15.7%

Joseph F. Oliveri                                           40,000 (4)                        **

Charles B. Girsky                                          482,461 (5)                        7.6%

Stephen A. Cohen                                            59,683 (6)                        **

Edward M. Frankel                                           41,250 (7)                        **

Joseph F. Hickey, Jr.                                       57,750 (8)                        **

Jeffrey D. Gash.                                            72,298 (9)                        1.1%

Gary Giordano                                               43,750 (10)                       **

Robert J. Waldman                                           10,500 (11)                       **

Neil Rappaport                                               7,500 (12)                       **

Dimensional Fund Advisors                                  388,465 (13)                       6.2%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

Royce & Associates, LLC                                    604,150 (14)                       9.6%
1414 Avenue of the Americas
New York, NY  10019

All directors and executive officers as a                1,808,732 (15)                      27.3%
  group (10 persons)
---------------------------------

**       Less than one percent

(1) Unless otherwise indicated, the address of each person listed is c/o Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York, 11788.

(2) Assumes a base of 6,267,832 shares of Common Stock outstanding as of October 27, 2005, before any consideration is given to outstanding options.

(3) Includes (i) 75,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan, and (ii) 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(4) Includes 40,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan.

(5) Includes (i) 319,311 shares of Common Stock owned by the Girsky Family Trust, (ii) 50,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan, and (iii) 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(6) Includes (i) 30,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan, and (ii) 22,500 shares of Common Stock held as nominee for the law firm of Morrison Cohen, LLP, of which Mr. Cohen is a partner. Mr. Cohen disclaims beneficial ownership of such 22,500 shares except to the extent of his pecuniary interest therein by virtue of his partnership interest in Morrison Cohen, LLP.

(7) Includes 30,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan.

(8) Includes 30,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan.

(9) Includes (i) 40,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan, and (ii) 15,000 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(10) Includes (i) 40,000 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan, and (ii) 3,750 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(11) Includes 7,500 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan.

(12) Includes 7,500 shares of Common Stock acquirable pursuant to options presently exercisable and granted under the Company's 2000 Stock Option Plan.

(13) These securities are held in investment advisory accounts of Dimensional Fund Advisors, Inc. This information is based upon an amendment to Schedule 13G dated February 9, 2005 filed with the SEC, and information made available to the Company.

(14) The information is based upon an amendment to Schedule 13G of Royce & Associates, LLC dated January 31, 2005 filed with the SEC, and information made available to the Company.

(15) Includes 350,000 shares of Common Stock acquirable pursuant to options presently exercisable and 93,750 shares of Common
          Stock awarded under the Company's Restricted Stock Plan.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. Executive officers, directors, and ten percent shareholders are required to furnish the Company with copies of such forms. Based solely on a review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during its fiscal year ended June 30, 2005, the Company's executive officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

The Board of Directors of the Company is currently composed of eight directors. Mr. Joseph F. Hickey, Jr., a director of the Company since May 1997, has informed the Company that, due to personal time constraints, he will not stand for re-election to the Board at the Annual Meeting and his term, therefore, will end at the Annual Meeting. The Company deeply appreciates Mr. Hickey's exemplary service and contributions to the Board.

At each Annual Meeting of Shareholders, all of the directors constituting the Board of Directors of the Company are elected for a one-year term. The Board of Directors has nominated the following persons, each of whom is currently a director, for election to the Board of Directors:

                  Stephen A. Cohen
                  Edward M. Frankel
                  Charles B. Girsky
                  Joel H. Girsky
                  Joseph F. Oliveri
                  Neil Rappaport
                  Robert J. Waldman


         If elected, each of the nominees will serve until the next Annual Meeting of Shareholders or until such time as their respective successors are elected.

         The Board believes that each of the nominees will be available and able to serve as a director. If a nominee is unable to serve, the shares of Common Stock represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

         Certain information about the foregoing nominees is set forth under "Management" below.

         Unless marked to the contrary, the shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of all of the nominees named above as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

Board of Directors and Committees of the Board

         The business of the Company is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

         Each of our directors, other than Messrs. Joel Girsky, Charles Girsky and Oliveri, is an independent director within the meaning of the Marketplace Rules of The Nasdaq Stock Market Inc. (the "Nasdaq"). The Nasdaq definition of independent director includes a series of objective tests, such as that the director is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual's exercise of independent judgment in carrying out his responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and our management.

Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors holds regular meetings four times per year and schedules special meetings when required. The Board of Directors held a total of ten meetings during the fiscal year ended June 30, 2005 ("Fiscal 2005"). Each director (during the period in which each such director served) attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each director served during Fiscal 2005. The Company encourages all directors to attend its Annual Meeting of Shareholders every year. All but two of the Company's directors attended its 2004 Annual Meeting of Shareholders.

         Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. Each of these committees has a written charter that may be found on the Company's website at http://www.jacoelectronics.com. The Board recently amended the charters of both the Audit Committee and the Compensation Committee in response to requirements of the Sarbanes-Oxley Act of 2002 and related rules and regulations issued by the Securities and Exchange Commission (the "SEC") and Nasdaq.

         Audit Committee. The Audit Committee assists the Company's Board of Directors in (1) reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; (2) reviewing the Company's auditing, accounting and financial reporting processes generally;
(3) engaging the Company's independent registered public accounting firm and reviewing their services; and (4) providing an open avenue of communication among the Company's independent registered public accounting firm, financial and senior management, and the Board of Directors. In discharging its duties, the Audit Committee, among other things, reviews with the Company's management and independent registered public accounting firm the Company's audited financial statements to be included in its Annual Report on Form 10-K and its interim financial statements to be included in its Quarterly Reports on Form 10-Q, reviews the integrity of the Company's financial reporting processes and controls, reviews corporate compliance policies and evaluates the independence of, approves the audit and non-audit services provided by, and has the ultimate authority and responsibility to select the firm to be appointed as independent registered accounting firm to audit the Company's financial statements. The members of the Audit Committee currently are Edward M. Frankel, Joseph F. Hickey, Jr. and Robert J. Waldman, who acts as Chairman of the committee, each of whom is an independent director qualified to serve on the Audit Committee in accordance with applicable SEC and Nasdaq rules. In addition, the Board of Directors has determined that Mr. Waldman is qualified to serve as the "audit committee financial expert" of the Company, as defined in applicable SEC rules. The Audit Committee met four times during Fiscal 2005.

         Compensation Committee. The Compensation Committee reviews and recommends to the Company's Board of Directors for approval the compensation for the Company's Chief Executive Officer and all of its other executive officers, including salaries, bonuses and grants of awards under, and administration of, the Company's stock incentive plans. The Compensation Committee, among other things, reviews and recommends to the Board employees to whom awards will be made under the Company's stock incentive plans, determines the number of shares to be optioned or awarded, and the time, manner of exercise and other terms of the awards. The members of the Compensation Committee currently are Joseph F. Hickey, Jr., who acts as Chairman of the committee, Neil Rappaport and Robert J. Waldman, each of whom is an independent director as defined in the applicable Nasdaq rules. The Compensation Committee did not meet in person during Fiscal 2005 but did act once by unanimous written consent.

         Nominating Committee. The Nominating Committee is responsible for reviewing recommendations of candidates for director made by the Company's directors, shareholders, management and others in accordance with criteria established by the Board, assisting the Board in identifying individuals qualified to become Board members, and making recommendations to the Board regarding the nomination of individual candidates for election or re-election to the Board and the composition of each committee of the Board. The Nominating Committee will consider nominee recommendations made by shareholders provided that the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the requirements set forth below. The members of the Nominating Committee currently are Edward M. Frankel, Joseph
F. Hickey, Jr. and Neil Rappaport, who acts as Chairman of the committee, each of whom is an independent director as defined in the applicable Nasdaq rules. The Nominating Committee met once during Fiscal 2005.

         In determining whether to nominate a candidate for membership on our Board, the Committee will consider, among other criteria, relevant experience, skills, diversity and the ability to act on behalf of the Company's shareholders. Candidates may come to the attention of the Committee from current Board members, officers, shareholders or other recommendation. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

         Shareholder Nominees for Director. Any shareholder of the Company who wants to nominate a candidate for election to the Board must deliver timely written notice to the Company's Corporate Secretary at Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788. In order to be timely, the notice must be delivered:

o In the case of an annual meeting of shareholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, although if we did not hold an annual meeting or the annual meeting is called for a date that is not within 30 days of the anniversary date of the prior year's annual meeting, the notice must be received by us a reasonable time before we begin to print and mail our proxy materials; and

o In the case of a special meeting of shareholders called for the purpose of electing directors, the notice must be received by us a reasonable time before we begin to print and mail our proxy materials for such special meeting.

         The shareholders' notice to our Corporate Secretary must set forth as to each person whom the shareholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation, employment, and qualifications to serve as a director, (c) the number of shares of Common Stock which are owned beneficially or of record by him, and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). In addition, the notice must include as to the shareholder giving the notice (a) his name and record address, (b) the number of shares of Common Stock which are owned beneficially or of record by him, (c) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, and (d) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice delivered by such shareholder must be accompanied by a written consent of each proposed nominee to being named as a nominee to the Board and to serve as a director if elected. The shareholder must be a shareholder of record on the date on which he gives the notice described above and on the record date for the determination of shareholders entitled to vote at the applicable meeting of shareholders.

Compensation of Directors

         Members of our Board of Directors who are not officers or employees of the Company receive an annual fee of $10,000 for their service on our Board of Directors. Directors are also reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.



                                   MANAGEMENT

Executive Officers and Directors

         The current directors and executive officers of the Company, their ages, their positions and terms of office with the Company are set forth below.

Name                                                    Age        Position

*Joel H. Girsky...............................           66        Chairman of the Board, President and Treasurer

*Joseph F. Oliveri............................           56        Vice Chairman of the Board and Executive Vice President

*Charles B. Girsky............................           71        Executive Vice President and Director

Jeffrey D. Gash...............................           53        Executive Vice President, Finance and Secretary

Gary Giordano.................................           48        Executive Vice President

*Stephen A. Cohen.............................           68        Director

*Edward M. Frankel............................           67        Director

**Joseph F. Hickey, Jr........................           47        Director

*Neil Rappaport...............................           59        Director

*Robert J. Waldman............................           70        Director
--------------

* Nominee for election to the Board of Directors at the Annual Meeting.

** Not standing for election to the Board of Directors at the Annual Meeting. See "Proposal 1- Election of Directors".

         Joel H. Girsky has served as Chairman of the Board, President and Treasurer of the Company since 1983, and has been a Director and executive officer of the Company since it was founded in 1961. He also is a director of Frequency Electronics, Inc. of Uniondale, New York, a manufacturer of highly sophisticated synchronized time clocks. Mr. Girsky and Charles B. Girsky are brothers.

         Joseph F. Oliveri has served as Vice Chairman of the Board of Directors and an Executive Vice President of the Company since June 2000. From March 1983 to June 2000, he served as President and Chief Executive Officer of Interface Electronics Corp., a distributor of electronic components ("Interface"). The Company acquired Interface in June 2000.

         Charles B. Girsky has served as Executive Vice President of the Company since 1988 and as a Director since 1996. He was a founder, Director and President of the Company from 1961 through 1983 and then rejoined the Company as an executive officer in August 1985. Mr. Girsky and Joel H. Girsky are brothers.

         Jeffrey D. Gash has served as an Executive Vice President, Finance of the Company since October 2000. He served as Vice President of Finance from January 1989 to September 2000, and as Controller of the Company for more than five years prior thereto. In September 1999, he became Secretary of the Company. He has also served in similar capacities with the Company's subsidiaries.

         Gary Giordano has served as Executive Vice President of the Company since June 2000. From February 1992 to June 2000, he served as Vice President of Sales and Marketing.

         Stephen A. Cohen has served as a Director since 1970. Since August 1989, he has practiced law as a member of Morrison Cohen, LLP, the Company's outside general counsel.

         Edward M. Frankel has served as a Director since May 1984. Since December 1999, he has been Chairman of the Board of Vitaquest International, Inc., a manufacturer and distributor of vitamins and health and beauty products. For more than five years prior thereto, he served as President of Vitaquest and its predecessor entities.

         Joseph F. Hickey, Jr. has served as a Director since May 1997. Since January 2003, he has been a retirement consultant for Cleary Gull Inc., a Milwaukee-based financial services firm. He is also currently a managing director at Hopewell Ventures, L.P., a venture capital firm. From February 1991 to April 2001, he was employed by Tucker Anthony Sutro Capital Markets, a national investment banking firm which merged with RBC Dain Rauscher Corp. in March 2002, where he was a managing director in its investment banking department. Mr. Hickey has informed the Company that, due to personal time constraints, he will not stand for re-election to the Board at the Annual Meeting and his term, therefore, will end at the Annual Meeting.

         Neil Rappaport has served as a Director since February 2004. Since November 2002, he is a Venture Partner with Windward Ventures, a venture capital firm. Prior to joining Windward Ventures, Mr. Rappaport was Vice President of Sales for Vitesse Semiconductor Corporation, a manufacturer of semi-conductors, from August 1987 to June 2003. Previously, Mr. Rappaport was national sales manager with Applied Micro Circuits Corporation. He began his career as a design engineer at Hughes Aircraft Company.

         Robert J. Waldman has served as a Director since February 2004 and is President of RJW Associates Inc., a financial and tax consulting firm located in Boynton Beach, Florida. Prior thereto, Mr. Waldman served as senior partner of Horowitz, Waldman, Berretta & Maldow, L.L.P., Woodbury, New York, a certified public accounting firm from 1968 to 2002. He is licensed to practice as a certified public accountant in both New York and in Florida, and has over 45 years of experience in public accounting.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the fiscal years ended June 30, 2005, 2004 and 2003 by its Chief Executive Officer and each of the Company's other four most highly-compensated executive officers during Fiscal 2005 (the "Named Executive Officers"):

                                             SUMMARY COMPENSATION TABLE



                           Annual Compensation (1)                   Long Term Compensation
                           -----------------------                   ----------------------


                                                                          Securities
Name and                                                    Restricted    Underlying        All Other
                                                            Stock          Options/        Compensation
Principal Position        Year   Salary($)   Bonus($)      Awards($)(2)     SARs(#)           ($)(3)
------------------        ----   ---------   --------      ------------     -------           ------

Joel H. Girsky (4)        2005      337,500     --              --            --                53,447
Chairman of the Board     2004      337,500     --              --            --                52,740
President, and Treasurer  2003      337,500     --              --          25,000              60,496


Joseph F. Oliveri         2005      270,000   85,700            --            --                   804
Vice Chairman and         2004      270,000   77,300            --            --                   432
Executive Vice President  2003      270,000  123,200            --          25,000                 414


Charles B. Girsky (4)     2005      225,000     --              --            --                 2,495
Executive Vice President  2003      225,000     --              --            --                 3,519
                          2004      225,000                                 25,000               2,344


Jeffrey D. Gash           2005      146,700   15,000            --            --                 2,076
Executive Vice            2004      144,000     --              --            --                 2,187
President, Finance and    2003      144,000   2,700             --          25,000               2,473
Secretary


Gary Giordano             2005      180,000     --              --            --                 1,804
Executive Vice President  2004      180,000     --              --            --                 2,687
                          2003      180,000     --              --          25,000               1,095



1. The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive Officer, the lesser of $50,000 or 10% of the total annual salary and bonus reported in this table.

2. On June 9, 1997, the Board of Directors awarded an aggregate of 97,500 shares of Common Stock under the Company's Restricted Stock Plan to its executive officers as follows: 37,500 shares of Common Stock to Mr. Joel Girsky, 37,500 shares of Common Stock to Mr. Charles Girsky, 15,000 shares of Common Stock to Mr. Jeffrey Gash and 7,500 shares of Common Stock to Mr. Gary Giordano. The plan was approved by the Company's shareholders on December 9, 1997. The awards vested in one-quarter increments annually and have been adjusted to give effect to the 3-for-2 split of the Common Stock effected on July 24, 2000. Accordingly, as of June 30, 2005, all of the aforementioned awards were vested. The value of the aggregate restricted stock holdings of these individuals at June 30, 2005 was as follows: $86,000 for Mr. Joel Girsky, $86,000 for Mr. Charles Girsky, $34,400 for Mr. Jeffrey Gash and $8,600 for Mr. Gary Giordano. These amounts are based upon the fair market value per share of the Company's Common Stock at June 30, 2005, minus the purchase price of such awards. The closing sale price for the Company's Common Stock as of June 30, 2005 on the Nasdaq National Market was $2.96.

3. Includes 401(k) matching contributions, premiums paid on group term life insurance, and, in the case of Mr. Joel Girsky, deferred compensation accrued in connection with his employment agreement with the Company. 401(k) matching contributions for Fiscal 2005 for the Named Executive Officers were as follows: Mr. Joel Girsky
              - $1,428, Mr. Oliveri - $0, Mr. Charles Girsky - $1,038, Mr. Gash
              - $1,646 and Mr. Giordano - $1,523. Premiums paid on group term life insurance for Fiscal 2005 for the Named Executives were as follows: Mr. Joel Girsky - $2,019, Mr. Oliveri - $804, Mr. Charles Girsky - $1,457, Mr. Gash - $430 and Mr. Giordano - $281. $50,000
              in deferred compensation was accrued in Fiscal 2005 in connection with Mr. Joel Girsky's employment agreement with the Company.

4. Effective July 1, 2005, each of Messrs. Joel Girsky and Charles Girsky voluntarily agreed to an annual base salary reduction of $70,000 and $20,000, respectively, for the fiscal year ending June 30, 2006.


Employment Agreements

         The Company entered into a four-year employment agreement with Mr. Joel Girsky, effective as of July 1, 2001, to serve as the Company's Chairman and President. The employment agreement will automatically be extended for additional one-year periods on each anniversary date, unless notice of non-renewal is given by either party 90 days prior to an anniversary date. In the event that a notice of non-renewal is so delivered, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. However, in the event that a notice of non-renewal is delivered by either party at such time as Mr. Girsky is at least 70 years of age, then the employment agreement shall continue for a period of only one year following the anniversary date which follows immediately after the date that such notice is delivered. The employment agreement has been automatically extended for an additional one-year period. Mr. Girsky is entitled to receive a base salary of $375,000 for each fiscal year ending June 30; however, effective October 2001, he (and the other Named Executive Officers) voluntarily agreed to a 10% salary reduction, which remains in effect, and he also voluntarily agreed to a $70,000 salary reduction for the fiscal year ending June 30, 2006. In addition, he is entitled to receive a cash bonus equal to 4% of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million, or 6% percent of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million, up to a maximum annual cash bonus of $720,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may also receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $375,000 if he dies or becomes permanently disabled during the term of the employment agreement. The death benefit of $1.5 million provided for in Mr. Girsky's prior employment agreement was funded by life insurance policies maintained by the Company, which policies have been transferred to Mr. Girsky. Mr. Girsky also receives deferred compensation which accrues at the rate of $50,000 per year, and becomes payable in a lump sum at the cessation of his employment, with or without cause, at any time. In the event of a change in control of the Company, Mr. Girsky will receive 299% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, upon a change of control, Mr. Girsky's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Girsky. Commencing upon the termination of Mr. Girsky's employment with the Company, and ending on the later to occur of Mr. Girsky's death or his spouse's death, the Company will permit Mr. Girsky and his spouse, to the extent eligible, to participate in the health and medical benefit program provided by the Company to senior executive officers.

         The Company entered into a three-year employment agreement with Joseph
F. Oliveri, effective as of June 6, 2000, as amended as of July 1, 2001. The employment agreement will automatically be extended for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. Mr. Oliveri is entitled to receive a base salary at an annual rate of $300,000; however, effective October 2001, he (and the other Named Executive Officers) voluntarily agreed to a 10% salary reduction, which remains in effect. The employment agreement has been automatically extended for three successive one-year periods. In addition, he is entitled to receive a cash bonus equal to 2% of gross profit from certain customers for each twelve-month period beginning June 1, 2000.



         The Company entered into a four-year employment agreement with Charles Girsky, effective as of July 1, 2001, to serve as the Company's Executive Vice President. The employment agreement will automatically be extended for additional one-year periods on each anniversary date, unless notice is given by either party 90 days prior to an anniversary date. In the event that a notice of non-renewal is so delivered by either party, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. However, in the event that a notice of non-renewal is delivered at such time as Mr. Girsky is at least 70 years of age, then the employment agreement shall continue for a period of only one year following the anniversary date which follows immediately after the date that such notice is delivered. The employment agreement has been automatically extended for an additional one-year period. Mr. Girsky is entitled to receive a base salary of $250,000 for each fiscal year ending June 30; however, effective October 2001, he (and the other Named Executive Officers) voluntarily agreed to a 10% salary reduction, which remains in effect, and he also voluntarily agreed to a $20,000 salary reduction for the fiscal year ending June 30, 2006. In addition, he is entitled to receive a cash bonus equal to 2% of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million, or 3% of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million, up to a maximum annual cash bonus of $360,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may also receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $250,000 if he dies during the term of the employment agreement. The death benefit of $1.0 million provided for in Mr. Girsky's prior employment agreement was funded by a life insurance policy maintained by the Company, which policy has been transferred to Mr. Girsky. In the event of a change in control of the Company, Mr. Girsky will receive 250% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with Section 280G(d)(4) of the Code. Additionally, upon a change of control, Mr. Girsky's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Girsky. Commencing upon the termination of Mr. Girsky's employment with the Company, and ending on the later to occur of Mr. Girsky's death or his spouse's death, the Company will permit Mr. Girsky and his spouse, to the extent eligible, to participate in the health and medical benefit program provided by the Company to senior executive officers.

         The Company entered into a four-year employment agreement with Jeffrey Gash, effective as of July 1, 1998, as amended as of July 1, 2001, to serve as the Company's Executive Vice President of Finance. The employment agreement will automatically be extended for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Gash's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. The employment agreement has been automatically extended for three successive one-year periods. Pursuant to the agreement, as amended, Mr. Gash is entitled to receive a base salary of $160,000 for each fiscal year ending June 30; however, effective October 2001, he (and the other Named Executive Officers) voluntarily agreed to a 10% salary reduction, which remains in effect. In addition, he is entitled to receive a cash bonus as determined by the Board of Directors and the President. Mr. Gash or his estate, as the case may be, is entitled to receive a payment of $750,000 if he dies during the term of the employment agreement. The death benefit is currently being funded by a life insurance policy maintained by the Company. In the event of Mr. Gash's cessation of employment with the Company, upon his request, the Company is obligated to transfer such policy to Mr. Gash. Thereafter, the Company would have no further liability for the payment of such benefit or the premiums on such policy. In the event of a change in control of the Company, Mr. Gash will receive 200% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Gash's base amount, as computed in accordance with Section 280G(d)(4) of the Code. Additionally, upon a change of control, Mr. Gash's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Gash.

         The Company entered into an agreement with Gary Giordano dated as of July 20, 1998, which provides a lump sum payment to him in the event of a change in control of the Company. If Mr. Giordano's employment with the Company or a successor or surviving corporation is terminated other than for cause (e.g., commission by Mr. Giordano of an act constituting common law fraud or a felony), for a period of up to two years after the change in control event, he will receive up to 200% of the average of his base salary plus cash bonus for the previous three years based upon a formula. The payment will be made to Mr. Giordano to the extent such payment does not exceed Mr. Giordano's base amount as computed in accordance with Section 280G(d)(4) of the Code. The agreement also requires Mr. Giordano to refrain from disclosing proprietary or confidential information regarding the Company. The agreement does not obligate the Company to retain the services of Mr. Giordano.

Option Grants

         There were no stock options granted during Fiscal 2005 to any of the Named Executive Officers.

Option Exercises and Fiscal Year-End Option Values

         The following table provides information concerning stock options exercised during Fiscal 2005 and the number of unexercised options held by the Named Executive Officers as of June 30, 2005. Also reported are the values for unexercised, "in the money" options, which represent the positive spread between the respective exercise prices of such options and the fair market value of the Common Stock as of June 30, 2005.



                 AGGREGATE OPTIONS/SAR EXERCISES IN FISCAL 2005
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                    Number of Securities
                                Shares                             Underlying Unexercised              Value of Unexercised
                               Acquired        Value               Options/SARs at FY-End          In-the-Money Options/SARs at
                             On Exercise       Realized                      (#)                           FY-End($)(1)
          Name                                 Exercisable Unexercisable       Exercisable  Unexercisable
                              ------------      ---------        ----------- -------------       ----------- -------------
                                   (#)            ($)
          ----                    ---             ---

Joel H. Girsky                    --              --                75,000        --                    15,300        --

Joseph F. Oliveri                 --              --                40,000        --                    15,300        --

Charles B. Girsky               15,000          46,800              50,000        --                    15,300        --

Jeffrey D. Gash                 15,000          46,800              40,000        --                    15,300        --

Gary Giordano                     --              --                40,000        --                    15,300        --


----------------

(1) Based on the fair market value per share of the Common Stock at year end, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of June 30, 2005 on the Nasdaq National Market was $2.96 per share.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

         The Compensation Committee of the Board of Directors of the Company (the "Committee") is currently composed of three directors, each of whom is independent as defined in applicable rules of the Nasdaq. The Committee is responsible for reviewing and recommending to the Company's Board of Directors the Company's compensation policies for the remuneration of the Company's Chief Executive Officer and all of its other executive officers

(collectively, "Executives"), including salaries, bonuses and grants of awards under, and administration of the Company's stock incentive plans. In determining the cash and non-cash compensation of Executives, the Committee annually evaluates both individual and corporate performance from both a short-term and long-term perspective.

Philosophy

         The Company's compensation program for Executives (the "Program") seeks to encourage the achievement of business objectives of the Company and superior corporate performance by the Executives. The Program is designed to enable the Company to attract, reward and retain highly qualified executives and to foster a performance-oriented environment wherein management's long-term focus is on maximizing shareholder value through the use of equity-based incentives. The Program calls for consideration of the nature of each Executive's work and responsibilities, his or her leadership and technical skills, unusual accomplishments or achievements on the Company's behalf, years of service, the Executive's total compensation package (cash and non-cash compensation) and the Company's financial condition generally. The Committee does not assign weights to these factors nor necessarily consider any one more important than the others.

Components of Executive Compensation

         Historically, the Company's executive-level employees have received cash-based and equity-based compensation. The Company attempts to pay its executive officers competitively in order that it may retain the most capable people in the industry. Compensation levels for the Executives are derived from market comparisons with similarly-sized distribution companies, including those engaged in the electronic components distribution industry with which the Company competes for executive talent. The Committee believes that the Company's most direct competitors for this purpose are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Therefore, the compensation peer group is not the same as the peer group index set forth in the Company's Stock Performance Graph included elsewhere in this report. Based on information currently available to the Committee, including publicly available compensation information relating to direct competitors of the Company, the Committee believes that cash compensation levels for the Executives, including the Chief Executive Officer, are, on average, at or below the median of base salary levels for executive officers of similar companies.

         Cash-Based Compensation: Base salary represents the primary cash component of an Executive's compensation, and is determined by evaluating the responsibilities associated with an Executive's position at the Company and his or her overall level of experience. In addition, the Committee, in its discretion, may award cash incentive bonuses. The Committee believes that the Executives are best motivated through a combination of stock option awards and cash incentives.

         As described above under "Executive Compensation -- Employment Agreements," a number of the Executives, including four of the five Named Executive Officers, have entered into employment agreements with the Company that provide for fixed amounts of base salary and in some cases, cash bonuses based upon the Company's profitability. For Fiscal 2005, Messrs. Joel Girsky, Charles Girsky and Gary Giordano did not receive cash bonuses, and Messrs. Joseph Oliveri and Jeff Gash did receive a cash bonus, as determined in accordance with the terms of their respective employment agreements.

         Equity-Based Compensation: Equity-based compensation principally has been in the form of stock options, granted pursuant to the Company's 2000 Stock Option Plan and 1993 Non-Qualified Plan and awards of shares of Common Stock under the Company's Restricted Stock Plan. The Committee believes that stock options represent an important component of a well-balanced compensation program. Because stock option awards provide value only in the event of share price appreciation, stock options enhance management's focus on maximizing long-term shareholder value, and thus provide a direct relationship between an Executive's compensation and the shareholders' interests. No specific formula is used to determine option awards for an Executive. Rather, individual award levels are based upon the subjective evaluation by the Committee of each Executive's overall past and expected future contributions to the success of the Company. Additionally, the Committee believes that awards under the Restricted Stock Plan will enhance the alignment of an Executive's interest with that of the shareholders because the Executive may be able to realize greater value with increased stock performance.

Compensation of the Chief Executive Officer

         As described above under "Executive Compensation -- Employment Agreements," the Company has entered into an employment agreement with Joel H. Girsky, our Chairman of the Board and President, pursuant to which Mr. Joel Girsky is entitled to receive a base salary of $375,000 per fiscal year and an annual incentive cash bonus based on a percentage of the Company's earnings before income taxes, up to a maximum bonus of $720,000 in any fiscal year. Through this incentive bonus arrangement, a substantial portion of Mr. Joel Girsky's cash compensation is specifically linked to the Company's profitability. Because the Company reported a loss from continuing operations in Fiscal 2005, Mr. Girsky was not paid a bonus for Fiscal 2005.

         In general, the philosophy, factors and criteria of the Committee generally applicable to the Company's senior management are applicable to the Chief Executive Officer.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code imposes limitations on the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. Under these limitations, the Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by the Company's shareholders). Based on the Company's current compensation plans and policies and the Section 162(m) rules, the Company and the Committee believe that, for the near future, there is not a significant risk that the Company will lose any significant tax deduction for executive compensation. The Company's compensation plans and policies will be modified to ensure full deductibility of executive compensation if the Company and the Committee determine that such an action is in the best interests of the Company.

                                 COMPENSATION COMMITTEE
                                 Edward M. Frankel
                                 Joseph F. Hickey, Jr., Chairman
                                 Neil Rappaport

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During Fiscal 2005, the Compensation Committee of the Board of Directors consisted of Messrs. Frankel, Hickey and Rappaport. No member of this committee was at any time during Fiscal 2005 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under SEC rules. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company's Board of Directors or the Compensation Committee during Fiscal 2005.


                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the Company's financial statements and reporting process, including its systems of internal controls. In fulfilling its responsibilities, the Audit Committee reviewed and discussed with the Company's management the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for Fiscal 2005, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Audit Committee also met with the Company's independent registered public accounting firm, with and without management present, to discuss the overall scope of their audit, the results of their examinations, the cooperation received by the auditors during the audit examination, the auditor's evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

         The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the Company's independent registered public accounting firm their judgments as to the quality and acceptability of the Company's accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61 (Codification of Statements on Audit Standards, AU
Section 380), as amended. In addition, the Audit Committee received and reviewed the written disclosures and letter from the Company's independent registered public accounting firm regarding their independence as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the Company's independent registered public accounting firm such firms' independence from management and the Company, and whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the firms' independence.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for its Fiscal 2005 for filing with the SEC.

         In addition, the Audit Committee approved the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2006, and the Board of Directors concurred with such selection.

         Each of the Audit Committee members is independent as defined in applicable SEC and Nasdaq rules.

                                           AUDIT COMMITTEE
                                           Joseph F. Hickey, Jr.
                                           Edward M. Frankel
                                           Robert J. Waldman, Chairman

                       COMPARATIVE STOCK PERFORMANCE GRAPH

The following is a graph comparing the annual percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total returns of the published Dow Jones US Equity Market Index and Dow Jones US Support Services Index for the Company's last five (5) fiscal years:





















                                       2000         2001          2002           2003          2004         2005
                                       ----         ----          ----           ----          ----         ----
Jaco Electronics, Inc.                 100.00        41.86         32.05          32.80         41.45        20.18

Dow Jones US Equity Market             100.00        84.89         69.54          70.32         84.65        90.84

Dow Jones US Support Services          100.00        83.53         79.17          71.92         89.77        88.08

--------------------

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by the Company under those statutes, none of the preceding Compensation Committee Report on Executive Compensation, the Audit Committee Report or the Company Stock Performance Graph will be incorporated by reference into any of those prior filings, nor will any of such reports or graph be incorporated by reference into any future filings made by the Company under those statutes.



                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         Grant Thornton LLP has audited the Company's financial statements annually since the fiscal year ended June 30, 1984. The Board of Directors expects that representatives of Grant Thornton LLP will be present at the Annual Meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate inquiries from shareholders.

Audit Fees

         The aggregate fees billed by Grant Thornton LLP for professional services for the audit of the Company's annual consolidated financial statements for the fiscal years 2005 and 2004 and the review of the consolidated financial statements included in the Company's Forms 10-Q for fiscal years 2005 and 2004 were $289,341 and $396,170, respectively.

Audit-Related Fees

         The aggregate fees billed by Grant Thornton LLP for professional services related to the audit of the Company's annual consolidated financial statements for the fiscal years 2005 and 2004 were $20,027 and $42,344, respectively. These services consisted primarily of (i) services rendered in connection with acquisitions and divestitures by the Company, (ii) assistance with regulatory filings and (iii) consultations on the effects of various accounting issues and changes in professional standards.

Tax Fees

         The aggregate fees billed by Grant Thornton LLP for tax services for the fiscal years 2005 and 2004 were $136,687 and $63,917, respectively. These services consisted primarily of tax planning and assistance with the preparation of returns.

All Other Fees

         There were no fees billed by Grant Thornton LLP for other services for the fiscal years 2005 and 2004.

Audit Committee Pre-Approval Policies and Procedures

         The Audit Committee of the Company's Board of Directors pre-approves on an annual basis the audit, audit-related, tax and other non-audit services to be rendered by the Company's independent registered public accounting firm based on historical information and anticipated requirements for the following fiscal year. The Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax and other non-audit services as well as the range of fee amounts corresponding to each such engagement. To the extent that the Company's management believes that a new service or the expansion of a current service provided by the Company's independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the Company's engagement of its accountants to render such services. The Company's Chief Financial Officer reports regularly to the Audit Committee on the services rendered by the Company's independent registered public accounting firm and related fees for audit, audit-related and permitted non-audit services.

         For Fiscal 2005, the Audit Committee has determined that the non-audit services performed by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP.

                              CERTAIN TRANSACTIONS

         During Fiscal 2005, the Company paid approximately $615,000 of rental expenses in connection with the Company's main headquarters, Flat Panel Display integration and centralized inventory distribution facility located in Hauppauge, New York, which was paid to Bemar Realty Company, the owner of such premises. Bemar is a partnership consisting of Messrs. Joel Girsky and Charles Girsky, both of whom are executive officers, directors and principal shareholders of the Company. The lease on the property, which is net of all expenses, including taxes, utilities, insurance, maintenance and repairs, was renewed in December 2003 and expires on December 31, 2013. The Company believes the current rental rate for this facility is at its fair market value. As of June 30, 2005, Bemar advanced the Company $125,000 to fund the construction of a new LCD Integration Center, which amount the Company has accrued as a liability.

         During the fiscal years ended June 30, 2005, 2004 and 2003, the Company recorded sales of $1,065,391, $5,515,450 and $1,910,201, respectively, from a customer, Frequency Electronics, Inc. ("Frequency"). Mr. Joel Girsky serves on the Board of Directors of Frequency. Such sales transactions with Frequency are in the normal course of business. Amounts included in accounts receivable from Frequency at June 30, 2005 and 2004 aggregate $206 and $188,720, respectively.

         Stephen A. Cohen, a director of the Company, is a partner of the law firm of Morrison Cohen, LLP, which rendered legal services to the Company during Fiscal 2005 for which the Company was billed aggregate fees that did not exceed 5% of such law firm's annual gross revenues.

         The son-in-law of Mr. Joel Girsky, our Chairman and President, is Douglas Spelfogel, who is a partner of the law firm of Nixon Peabody LLP, which rendered legal services to the Company during Fiscal 2005 for which the Company was billed aggregate fees that did not exceed 5% of such law firm's annual gross revenues.

                             ADDITIONAL INFORMATION

         Other Matters at Annual Meeting. As of the date of this Proxy Statement, the Board of Directors knows of no other matters which are likely to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card or their substitutes shall vote thereon in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the enclosed proxy.

         Shareholder Proposals for 2006 Annual Meeting. Proposals of shareholders intended to be presented at the Company's 2006 Annual Meeting of Shareholders (1) must be received by the Company's Corporate Secretary at its principal executive offices provided below no later than August 17, 2006, (2) may not exceed 500 words, and (3) must otherwise satisfy the conditions established by the SEC for shareholder proposals to be included in the Company's Proxy Statement for that meeting.

         Communication with the Board. Shareholders may communicate with the Company's Board of Directors by sending a letter to the Jaco Electronics Board of Directors, c/o Corporate Secretary, Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to such inappropriate communication. If deemed appropriate, the Secretary will submit your correspondence to the Chairman of the Board or as directed by such correspondence.

         Proxy Solicitation Costs. The cost of the solicitation of proxies hereby will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation therefore, may solicit proxies personally or by telephone or telecopy. The Company will also request brokers, banks and other nominees, custodians and fiduciaries to forward soliciting materials to their principals and to request authority for the execution of proxies and will reimburse such persons for forwarding such materials.

         Annual Report. A copy of the Company's 2005 Annual Report accompanies this Proxy Statement. Additional copies may be obtained from the Corporate Secretary, Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788.

                                 By Order of the Board of Directors,


                                 Joel H. Girsky,
                                 Chairman


November 18, 2005
Hauppauge, New York

                                     PROXY
                             JACO ELECTRONICS, INC.
                   145 OSER AVENUE, HAUPPAUGE, NEW YORK 11788

            This Proxy is Solicited on Behalf of the Board of Directors

                  The undersigned constitutes and appoints Joel H. Girsky and Charles B. Girsky, and each of them, proxies of the undersigned (the "Proxies") with the power to appoint a substitute, and to represent and vote all shares of common stock of Jaco Electronics, Inc. (the "Company"), $.10 par value per share (the "Common Stock"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, December 15, 2005, and all adjournments thereof, as follows:



                   (Continued and to be signed on the reverse side)

A ________  Please mark your votes as in this example.



1.  To vote on the election of each     FOR all nominees    WITHHOLD
    of the following nominees           listed at right     AUTHORITY to
    to the Board of Directors,          (except as marked   vote for all nominee
    as indicated:                        to the contrary)   to listed at right
                                               _____           _____

(Instructions: To withhold authority
to vote for any individual nominee,
strike a line through the nominee's
name in the list at right.)



Nominees: Stephen A. Cohen
          Edward M. Frankel
          Charles B. Girsky
          Joel H. Girsky
          Joseph F. Oliveri
          Neil Rappaport
          Robert J. Waldman


2. To vote, in the discretion of the Proxies, on such other matters as may properly come before the meeting.

 The shares of Common Stock represented by this Proxy shall be voted as directed above by the shareholder. In the absence of such direction, the shares of Common Stock represented by this proxy shall be voted FOR the matter set forth in Item 1.

 Receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report to Shareholders is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY.


Signature:_________ Signature if held jointly:______________  Dated:______, 2005

NOTE: Please sign as name appears hereon. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as it appears. If shares of Common Stock are held jointly, each named shareholder should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.